QUEST DIAGNOSTICS DISCLOSES GUIDANCE ON WEBCASTED INVESTOR CALL

Contacts:

Laure Park (Investors):  201-393-5030
Gary Samuels (Media):  201-393-5700


TETERBORO, N.J., JANUARY 24, 2003 -Quest Diagnostics Incorporated (NYSE: DGX) discussed guidance for 2003 on its webcasted investor call this morning. As discussed on the call, for the full year 2003 Quest Diagnostics expects earnings per diluted share to increase to between $4.00 and $4.20, excluding the impact of the planned acquisition of Unilab. Revenues are expected to grow approximately 8% to 10%. Volume, as measured by the number of requisitions, is expected to grow between 6% and 7%, with 2% to 3% coming from organic volume growth. Revenue per requisition is expected to increase 2% to 3%. Earnings before interest, taxes, depreciation and amortization (EBITDA) are expected to improve to between 19% and 20% of revenues. Capital expenditures are expected to approximate between $170 million and $180 million and cash from operations is expected to exceed $500 million.

Additionally on the call the company provided guidance for the first quarter 2003. For the first quarter earnings per diluted share are expected to increase to between $0.82 and $0.87. Revenues are expected to grow approximately 12%. Volume is expected to increase by 9% to 10%. On a pro forma basis, assuming that American Medical Laboratories (AML) had been part of Quest Diagnostics during the first quarter of 2002, volume growth is expected to be between 1% and 2%. Revenue per requisition is expected to increase 2% to 3%. EBITDA is expected to improve to between 17% and 18% of revenues.

Quest Diagnostics Incorporated is the nation's leading provider of diagnostic testing, information and services, providing insights that enable physicians, hospitals, managed care organizations and other healthcare professionals to make decisions to improve health. The company offers patients and physicians the broadest access to diagnostic laboratory services through its national network of laboratories and patient service centers. Quest Diagnostics is the leading provider of esoteric testing, including gene-based medical testing, and empowers healthcare organizations and clinicians with state-of-the-art connectivity solutions that improve practice management. Additional company information can be found on the Internet at: www.questdiagnostics.com.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, conditions of the economy and other factors described in the Quest Diagnostics Incorporated 2001 Form 10-K and subsequent filings.